10172 Linn Station Road
Louisville, Kentucky 40223

March 6, 2012

To NTS Mortgage Income Fund Stockholders:

Enclosed for your review is an Offer to Purchase your shares in NTS Mortgage Income Fund.  Please read all of the enclosed material carefully before deciding to tender your shares.

Payment will be made, in cash, within ten business days of the expiration date.

We invite your attention to the following:

•	This Offer is being made to all stockholders excluding BLUEGREEN INVESTORS LLC and its affiliates or the Company or their officers, directors, managers and affiliates.

•	Up to 2,419,807.8361 shares may be purchased by BLUEGREEN INVESTORS LLC.

•	The Offer will expire at 12:00 midnight, Eastern Time, on April 2, 2012, unless the Offer is extended.

After reading the Offer to Purchase (white), if you wish to tender any or all of your shares, complete and return to NTS Investor Services c/o Gemisys, before April 2, 2012, the following:

(1)	the Letter of Transmittal(blue);

(2)	the Substitute Form W-9(green); and

(3)
the Stock Certificates for the shares or, if you are unable to locate the Stock Certificates, the Affidavit and Indemnification Agreement for Missing Stock Certificates (yellow). If your certificate number is “NONE”, then no certificate or affidavit is required.

NTS INVESTOR SERVICES
C/O GEMISYS
7103 S. REVERE PARKWAY
CENTENNIAL, CO 80112

For additional information, call: (800) 387-7454